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                                                                   EXHIBIT 23(4)

                    CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

     We hereby consent to the inclusion of our opinion letter dated ----------------------------- 1998 to the Board of Directors of California
State Bank (the "Bank") as Appendix C to the Registration Statement on Form S-4 ("Registration Statement") of First Security Corporation ("FSC") and to all references to our firm and such opinion in the Prospectus/Proxy Statement included in such Registration Statement and in the Letter to Shareholders of the Bank accompanying such Prospectus/Proxy Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

KEEFE, BRUYETTE & WOODS, INC.
New York, New York
March 27, 1998